EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRB ENERGY, INC. ELECTS PAUL L. MADDOCK, JR.

AND

SIGMUND J. ROSENFELD

TO BOARD OF DIRECTORS

Denver, Colorado — January 30, 2007 — PRB Energy, Inc. (“PRB” or the “Company”) (AMEX: PRB) today announced the election by the Board of Directors of Paul L. Maddock, Jr. (Jay) and Sigmund J. Rosenfeld to its Board of Directors effective February 1, 2007.

Robert W. Wright, Chairman and CEO, stated, “We are exceptionally pleased that Mr. Maddock and Mr. Rosenfeld are joining our board.  Both Jay and Sig bring extensive experience to the board and we welcome them.”

Mr. Maddock is President and Trustee of the Paul L. Maddock Marital Trust D/B/A The Maddock Companies.  The Maddock Companies is a diversified commercial and residential real estate management and securities investment company.  He is also President of Palamad Development Company, a real estate development and mortgage firm and is President of McLean-Maddock, Inc., a multi-family home builder in Telluride, Colorado.  He is on the Board of Florida Public Utilities (“FPU”) and Flo Gas Corporation.  As such, he is Chairman of the Corporation Governance Committee and a member of the Audit and Compensation Committees.  FPU distributes natural gas, propane and electricity throughout Florida.  He is also a member of the Board of Directors of Lydian Bank and Trust where he is a member of the Audit Committee and Corporate Governance Committees.  Mr. Maddock is on the Marketing Committee of Hale Groves, a fulfillment company that does business via catalogues and internet.  Formerly, he was Founding Member and Vice Chairman of Island National Bank, Director 1st United Bank, Director of Wachovia Bank of Florida (purchaser of 1st United) and Director of Alamac Knits a North Carolina company.  He graduated from Brown University with an AB in English and a Minor in Political Science and Economics.

Mr. Rosenfeld has had a distinguished career in the oil and gas industry starting as an exploration geologist with Shell Oil Company, Monsanto Chemical Company and Wolf Land Company.  He was Vice President and Manager of Andex Oil Company in Calgary, Canada, was Assistant to the Chairman of Inexco Oil Company and was a Founder and President of Juniper Petroleum Corporation (a public company).  He joined Thomas N. Jordan, Jr., as manager of Gulf Coast Venture and was a Founder and President of Valex Petroleum Company (a public company).  He is now an independent geologist and consultant to the oil and gas industry.  He holds a BS degree in Geology from the University of Florida, a MS degree in Geology from Emory University and a JD degree from the University of Denver.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream E&P as well as midstream gathering and processing.  This model increases PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, delivers cost savings and provides additional revenue through the gathering of third-party gas.  Thus, the Company is able to focus on achieving growth while maintaining a steady cash flow stream for shareholders.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		Cordon Partners, LLC
Robert W. Wright, Chairman and CEO		Harvey Goralnick
(303) 308-1330		(212) 755-4884
investors@prbenergy.com		Walter Kass
(212) 300-4708